Exhibit 99.(a)(1)(B)
Form of ELECTION CONCERNING EXCHANGE OR AMENDMENT OF STOCK OPTIONS
Employee Name:
Employee I.D. Number:
Instructions
     In order to participate in the Offer (as defined below), you will need to:
1. Read this Election Concerning Exchange or Amendment of Stock Options (the “Election Form”) carefully;
2. Indicate your election by selecting the “Exchange or Amend”, or “Do Not Exchange or Amend” box for each of your Eligible Option grants listed below;
3. Fill in all other required information (marked with two asterisks **);
4. Sign and date this Election Form, keeping a copy for your records; and
5. Send the original of this Election Form to: Shelagh Jones, Neurocrine Biosiences, Inc., 12790 El Camino Real, San Diego, CA, 92130, to be received by the Company no later than Monday, September 25, 2006 ( the “Expiration Date”).
     If the original of this Election Form cannot be sent by you so that it is assured delivery by the Expiration Date, you must send a copy of this completed and signed Election Form to Shelagh Jones by facsimile (FAX) at 858-617-7601 or send a scanned version of this Election Form by email to sjones@neurocrine.com. Such copy must be received by fax or by email no later than 4:00 p.m. Pacific Daylight Time on the Expiration Date and you must also send the original by courier or other express delivery service at the address listed above.
     To make changes to your election: You may submit another version of this Election Form at any time prior to 4:00 p.m. Pacific Daylight Time on the Expiration Date (or a later Expiration Date if the Company extends the Offer). If you are changing a previous election, you will need to update your selection of Eligible Option grants below, fill out all other required information and sign and date a new copy of this Election Form. If your new Election Form is received by the Company on or prior to the Expiration Date and is properly completed and signed, it will supersede and replace in full any previously submitted Election Form(s). You will be bound by your last properly submitted Election Form received by 4:00 p.m. Pacific Daylight Time on Monday, September 25, 2006 (or a later Expiration Date if the Company extends the Offer).
My Election :
     1. I have received and carefully read the Offer to Exchange Certain Outstanding Options to Purchase Common Stock Under the 2003 Incentive Stock Plan, as Amended, and Amend Certain Outstanding Options to Purchase Common Stock Under the 1992 Incentive Stock Plan and 2001 Stock Option Plan, as Amended (the “Offer”), including the Summary Term Sheet in question and answer format, dated August 25, 2006, sent to the employees of the Company and active consultants who hold Eligible Options to purchase common stock of the Company that have exercise prices equal to or greater than $20.00 per share. Terms not explicitly defined in this Election Form will have the same definitions as used in the Offer.
     2. Pursuant to the terms of the Offer, I elect to have one or more Eligible Option grants held by me, as specified below, cancelled in exchange for a right to receive new options or reduced in number and amended, as indicated, in accordance with the specified exchange formula described in the Offer. I fully understand and acknowledge that I am accepting all of the terms of the Offer. I hereby agree that, unless I revoke my election on or before 4:00 p.m. Pacific Daylight Time on September 25, 2006 (or a later Expiration Date if the Company extends the Offer), my election will be irrevocable and, if accepted by the Company, (i) the surrendered Eligible Options from the 2003 Incentive Stock Plan, as amended, will be cancelled in their entirety on the Expiration Date and I will have the right to receive new options, to be granted approximately one business day following the Expiration Date (the “Replacement Grant Date”) and (ii) the surrendered Eligible Options from the 1992 Incentive Stock Plan and 2001 Stock Option Plan, as amended, will be cancelled to the extent of one-half the number of shares subject to such options and I will have the right to receive amended options for the remaining shares subject to the surrendered option on the Replacement Grant Date. I understand that the right to receive new or amended options is conditioned on my continuous employment or service as an active consultant under a consulting contract with the Company through the Replacement Grant Date. I understand that should I terminate from employment or fail to maintain an active consulting contract with the Company for any reason following my election to participate in the Offer and prior to the Replacement Grant Date, I will not receive new options or amended options. If I terminate or if my consulting contract terminates on or after the Expiration Date, I will not receive new options or amended options and will forfeit and will not be permitted to exercise my old Eligible Options.
     3. I acknowledge that: (A) I will have no right to exercise all or any part of the Eligible Options I elect to exchange or amend after I submit this Election Form (unless I submit a change to the election on another properly completed Election Form prior to the Expiration Date) and such Eligible Options I elect to exchange or amend here will be cancelled to the extent described above as of the Expiration Date; (B) the Offer is a discretionary program established by the Company and may be suspended, modified or terminated by the Company at any time, as provided in the Offer; (C) the new options to be granted pursuant to the Offer and the amended options are discretionary in nature and such options are not subject to any contractual or other right to receive future equity or cash compensation, payments, awards or benefits; (D) all new options will be nonqualified stock options under the U.S. Internal Revenue Code, regardless of the tax status of the Eligible Options exchanged, and will be granted pursuant to the 2003 Incentive Stock Plan; (E) the new options and amended options, pursuant to the Offer, will be completely unvested on the Replacement Grant Date, regardless of the vesting schedule of my Eligible Options, and will vest in annual installments over a period of three (3) years; and (F) vesting of new options and amended options is contingent upon my continuous employment with the Company or continued service as a consultant through the applicable vesting dates.
     4. I represent that I have full power and authority to execute and deliver this Election Form, and that the consent of no other party is required. I agree that the Company has made no representations or warranties to me regarding the Offer or the future pricing of the Company’s common stock and my participation in the Offer is at my own discretion. I agree that the Company shall not be liable for any costs, taxes, losses or damages I may incur through my election to participate in the Offer.
     5. If I am an employee, I further acknowledge and agree that this Offer will not and does not change or modify any terms of my employment with the Company, and neither the ability to participate in the Offer nor actual participation in the Offer shall be construed as a right to continued employment with the Company or additional severance payments in the event of termination of my service.
** Election Form Information (please check the appropriate box)

☐	This is my initial Election Form.

☐	This is a change to my previous Election Form. I understand this Election Form supersedes any prior Election Form(s) I may have submitted. Date on which previous Election Form submitted: _____________
** Options Information

Option Grant	Option Grant	Option Exercise	Option Grant	Number of Options	Exchange or	Do Not Exchange
Number	Type	Price	Date	Outstanding	Amend	Or Amend

					☐	☐

					☐	☐

					☐	☐

					☐	☐

					☐	☐

					☐	☐

Data Privacy
     To administer this Offer, we must collect, use and transfer certain information regarding you and your Options, and may have to disclose that information to third parties who are assisting us with this Offer. By submitting this Election Form, you consent to such collection, use and transfer of your personal data by us and third parties assisting us with this Offer, but only for the purpose of administering your participation in this Offer. By submitting this Election Form, you also acknowledge and agree that: (i) the data will be held only as long            as necessary to administer and implement this Offer and as legally required; (ii) you can request from us a list of the parties that may receive your data; (iii) you can request additional information about how the data is stored and processed; and (iv) you can request that the data be amended if it is incorrect. You may, at any time, withdraw this data privacy consent in writing by contacting Shelagh Jones or send an e-mail to sjones@neurocrine.com You understand that if you withdraw your data privacy consent, however, you will not be able to participate in this Offer.
     Although we intend to send you a confirmation of receipt of this Election Form, any confirmation of receipt of this Election Form sent to you will merely be a notification that we have received your Election Form and does not mean that we have accepted the Eligible Option grants you selected for exchange or amendment. We will be deemed to have accepted your Eligible Option grants for exchange or amendment at the time we give notice to you that your Eligible Options have been cancelled. Eligible Options accepted for exchange or amendment will be cancelled on the first business day following the Expiration Date.
     If you need assistance completing this Election Form, please call Shelagh Jones or send an e-mail to sjones@neurocrine.com.

** Acknowledgement

☐	I acknowledge that my participation in the Offer, and my election indicated above, are voluntary. I further acknowledge that, based on the information I have received (e.g., the Offer, Summary Term Sheet, and this Election Form), I understand the Offer. I also acknowledge that I will be unable to change my election after the Expiration Date.
**Employee Signature:                                                                         **Date:                                                                 , 2006
**Employee Name: